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                                                                       EXHIBIT A

                                    FORM OF
                               IRREVOCABLE PROXY


     Effective as of the date hereof, ____________________ (the "New Investor") hereby appoints The Shepherd Group LLC (the "Investors' Representative") as his/her irrevocable proxy with full power of substitution to act for and vote on behalf of the New Investor with respect to the Shares (as hereinafter defined) in connection with any matter requiring a vote of the stockholders of The Vermont Teddy Bear Co., Inc. (the "Company"), including, without limitation, the election of directors, regardless of (i) whether such approval is sought at an annual or special meeting of the Company's stockholders, or by written consent in lieu of a meeting, or otherwise, or (ii) whether such vote is to be cast in person, or by proxy, or as otherwise permitted by law. The term "Shares" shall mean and include any and all shares of capital stock of each class of the Company and shall include any shares now owned or subsequently acquired by the New Investor, however acquired, including without limitation, upon exercises, conversations, stock splits, stock dividends, reclassifications and reorganizations.

     The New Investor hereby further grants to the Investor's Representative the right to give or withhold any and all consents or waivers on behalf of the New Investor with respect to the News Investor's rights under each of the Securities Purchase Agreement by and among the Company, the New Investors, the Investors' Representative and the other parties identified therein (the "Purchase Agreement"), the By-Laws of the Company, and the Certificate of Incorporation of the Company, in each case as amended from time to time (the "Company Documents"). The Investors' Representative shall act as the representative for the New Investor in any and all actions related to the Company Documents.

     This proxy is coupled with an interest and shall be irrevocable and remain in effect, including, without limitation, following a transfer of Shares, until less than 15% of the original aggregate amount of the Series C Convertible Redeemable Preferred Stock purchased pursuant to the Securities Purchase Agreement dated September 25, 1998 remains outstanding.

     IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of ___________, 1998.

                                    By:____________________________________
                                         Title:

                                    Address of Holder:

                                    __________________________________

                                    __________________________________

                                    __________________________________